AMENDMENT TO RETIREMENT PLAN ORDER PROCESSING AMENDMENT
                             TO OPERATING AGREEMENT

         This Amendment ("Amendment") is made by Charles Schwab & Co., Inc. ("Schwab"), effective as of October 1, 2000, and amends the Retirement Plan Order Processing Amendment to the Operating Agreement, made as of October 15, 1998, "(RPOP Amendment") between Schwab, The Charles Schwab Trust Company ("CSTC"), and each registered investment company ("Fund Company") listed on
Schedule I to the RPOP Amendment, with respect to each of its series or classes of shares ("Fund(s)") that participates in retirement plan order processing under the RPOP Amendment. All capitalized terms used in the Amendment and not defined herein whall have the meaning ascribed to them in the RPOP Amendment.

         WHEREAS, pursuant to the RPOP Amendment, the parties thereto have facilitated the purchase and redemption of Fund shares on behalf of Plans for which CSTC acts as trustee or custodian of the trust funds under the Plans, and for which an entity identified on Schedule III to the RPOP Amendment acts as Recordkepper; and

         WHEREAS, Schwab may amend Schedule III to the RPOP Amendment from time to time under the terms of the RPOP Amendment, and is providing this executed Amendment to Fund Company and CSTC prior to its effective date.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth herein and in the RPOP Amendment, Schedule III to the RPOP Amendment is hereby amended to include additional Recordkeepers.

         1. Schedule III to the RPOP Amendment shall be deleted in its entirety and the Schedule III attached hereto shall be inserted in lieu thereof.

         2. Except as specifically set forth herein, all other provisions of the RPOP Amendment shall remain in full force and effect.

         IN WITNESS WHEREOF, Schwab has executed this Amendment on the date written below.


CHARLES SCHWAB & CO., INC.

By:  /s/
     Fred Potts
     Vice President/Mutual Funds
     Operations Administration

Date:  8/22/00

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                                  Schedule III
  to the Retirement Plan Order Processing Amendment to the Operating Agreement

                                RECORDKEEPERS(1)

                     Schwab Retirement Plan Services, Inc.
                         Lawrence Johnson & Associates
                           Milliman & Robertson, Inc.
                                 RSM McGladrey
                       Ceridian Retirement Plan Services
                           CBIZ Benefits & Insurance
                                Invesmart, Inc.
                               Oxford Associates
                                   Web401(k)
                            Benefit Actuaries, Inc.
                                  MBM Advisors
                                    TeamVest
                                     Tri-Ad
                               Kibble & Prentice
                                 Geller & Wind
                              Manchester Benefits
                             PriceWaterhouseCoopers
                        Administrative Management Group
                         Small, Parker & Blossom, Inc.
                          ML Kerns & Associates, Inc.
                              Leggette & Co., Inc.
                               The Stanton Group